Exhibit 1.1

EXCLUSIVE COMMERCIAL and SUPPLY AGREEMENT

This Exclusive Commercial and Supply Agreement (hereinafter, this “Agreement”) is entered into by and between:

SUMMIT BIOSCIENCES INC., a Delaware corporation and wholly owned subsidiary of Kindeva Drug Delivery L.P., with corporate address at 1513 Bull Lea Rd., Lexington, KY 40511 (hereinafter referred to as “KNDD”);

and

SCIENTURE, LLC (a wholly owned subsidiary of Scienture Holdings, Inc.), a company incorporated under the laws of the State of Delaware, with corporate address at 20 Austin Blvd, Commack NY 11725, U.S.A., (hereinafter referred to as “SCNX”).

KNDD and SCNX may jointly be referred to as the “Parties” and individually each one as a “Party”.

WHEREAS

I.	KNDD is a company engaged in the research, development, and manufacturing of pharmaceutical products;

II.	SCNX is a company involved in the development and commercialization of branded pharmaceutical products; and

III.	SCNX is interested in the Product and desires to obtain it from KNDD and KNDD desires to grant SCNX exclusive rights to Commercialize (as defined below) the Product in the Territory (as defined below), on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.	DEFINITIONS

1.1	The following terms, when used in their capitalized form in the Agreement shall have the following meanings:

“ADEs” has the meaning set forth in Section 5.4.

“Affiliate” shall mean, with respect to either Party hereto, any person, partnership, corporation, organization, or other entity that directly or indirectly controls, or is directly or indirectly controlled by, or is under common control with such Party. A person or entity shall be regarded as a controlling party, if (i) it owns more than 50% (fifty percent) of the voting stock or other ownership interest of such other entity, or (ii) it directly or indirectly possesses sufficient authority to direct the adoption and/or execution of the policies, management or operations of such party by any means whatsoever.

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“Agreement” has the meaning set forth in the Preamble, and unless the context otherwise requires, includes the Recitals and Schedules, supplements and any complementary or ancillary agreement signed by the Parties in accordance with the terms and conditions hereof

“Applicable Laws” means all laws, statutes, ordinances, codes, rules and regulations, as applicable, to which a Party is subject and which are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including without limitation cGLP, cGCP and cGMP.

“cGCP” means current good clinical practice standards, practices and procedures, including for designing, conducting, performing, monitoring, auditing, analyzing, recording and reporting trials that involve the participation of human subjects, promulgated, enforced, or endorsed by the FDA as set forth in the FFDCA and the “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” and related regulatory requirements imposed by any other Regulatory Authority in the Territory, as applicable, as such standards, practices and procedures may be updated from time to time.

“cGLP” means current good laboratory practice standards, including for a quality system, standards, practices, and procedures concerned with the organizational process and the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, reported and archived, promulgated, enforced, or endorsed by the FDA or any other Regulatory Authority applicable to the Territory, including as defined in 21 C. F. R. Part 58 relating to quality, as such standards may be updated from time to time.

“cGMP” means the current standards relating to current Good Manufacturing Practices, including for the quality oversight, design, Manufacturing, Development, storing, repackaging, testing, packing, relabeling, commercial and clinical distribution, transportation, and handling, for fine chemicals, Drug Substance, intermediates, bulk products, finished pharmaceutical products and associated delivery systems under Applicable Law or as otherwise promulgated, enforced, or endorsed by the FDA or any other Regulatory Authority applicable to the Territory, as amended from time to time, including those set forth in 21 U.S.C. § 351(a)(2)(B), in FDA regulations at 21 C.F.R. Parts 210, 211.

“Change of Control” means, with respect to the Parties, a change in ownership or control of that Party effected through: (1) the acquisition, directly or indirectly, by any entity or related group of entities, from existing shareholders of such Party of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Party’s outstanding securities that results in such entity or group of entities having effective control over the management and business affairs of such Party, or (2) a merger or consolidation of such Party with another entity in which securities possessing more than fifty percent (50%) of the total combined voting power of the Party’s outstanding securities issued and existing as of just before such transaction are transferred to an entity or entities different from the entities holding those securities immediately prior to such transaction, or (3) the sale, transfer or other disposition of all or substantially all of the Party’s business or assets to which this Agreement relates. A transaction intended to operate as a change of management of the Party including a “reverse merger” shall be deemed a Change of Control. A transaction primarily for financing purposes involving the issuance of newly issued securities by a Party in exchange for cash (or other valuable consideration) paid to the Party shall not be a Change of Control.

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“CMC Information” means Information related to the chemistry, manufacturing and controls of the Product, as specified by the FDA and other applicable Regulatory Authorities.

“CMO” means a contract manufacturing organization which is compliant with cGMP practices and has successfully cleared an FDA inspection.

“Cost of Goods Sold” or “(COGS)” shall mean the fully burdened costs in testing, manufacturing or acquiring the Materials, the manufacturing, testing and analysis of the finished dosage of the Product, including in process testing, labeling, and packaging, including Direct Labor and Benefits and Overhead, all determined in accordance with U.S. GAAP

“Competing Product” shall mean any pharmaceutical product containing the same Drug Substance in the same dose (10mg/0.11mL) as the Product.

“Commercially Reasonable Efforts” means the level of efforts and resources (including the promptness with which such efforts and resources would be applied) consistent with the efforts and resources normally used by a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion relating to the development or commercialization of a pharmaceutical product with similar product characteristics that is of similar market potential at a similar stage of development or commercialization, taking into account issues of efficacy, safety, patent and regulatory exclusivity, product profile, anticipated or approved labeling, present and future market potential, competitive market conditions, the proprietary position of the compound or product, the regulatory structure involved, and other technical, legal, scientific, medical or commercial factors, and the profitability of the product, including in light of pricing and reimbursement issues.

“Commercialization”, with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken before and after obtaining Regulatory Approvals relating to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of the Product, including strategic marketing, sales force detailing, advertising, market and customer support, commercial distribution of the Product, and invoicing and sales activities. For clarity, Commercialization shall not include any activities related to Developing or Manufacturing the Product.

“Confidential Information” means the terms and conditions of this Agreement as well as all proprietary information delivered or disclosed either orally or in written from, by or on behalf of the disclosing Party to the receiving Party that may be technical information, marketing, business and financial information, scientific data, and all other information which a reasonable person would treat confidentially that relates to the Product or the business of a Party. Confidential Information shall not include any information which the receiving Party can show:

(i)	was known to or lawfully in the possession of the receiving Party prior to the date of its actual receipt from the disclosing party as demonstrated by competent written records;

(ii)	is readily available to the public, other than through any act or omission of the receiving Party in contravention of this Agreement or any other agreement between the Parties;

(iii)	was disclosed by a third party not under an obligation of confidentiality to the disclosing Party; or

(iv)	is subsequently independently developed by the receiving Party without use of, reliance upon or reference to the disclosing Party’s Confidential Information as demonstrated by competent written records.

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“Conforming Product” has the meaning set forth in Section 9.3.

“Consequential Damages” means any punitive, indirect, special or consequential damages, including, without limitation, loss of anticipated profits, loss of profits, loss of time, loss of opportunity, loss of reputation or any other economic loss suffered or incurred as a result of this Agreement whether such loss or damage may be based upon principles of contract, warranty, negligence or other tort, breach of any statutory duty, the failure of any limited or exclusive remedy to achieve its essential purpose or otherwise, and whether or not such damages were foreseeable.

“Control” or “Controlled by” means, with respect to any material, Information, or intellectual property right, that a Party, whether directly or indirectly (a) owns, or (b) has a license or sublicense (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable), to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any existing agreement or other arrangement with, or having to pay any amounts to, any Third Party.

“Damages” means any and all losses, liabilities, damages, costs and expenses paid or payable to a Third Party, including, without limitation, those incurred in connection with a judgment or settlement. For the avoidance of doubt, a Party’s attorney shall not be considered a Third Party.

“Data” means all data related to the Product, including CMC Information, non-clinical data, pre-clinical data and clinical data, generated by or on behalf of a Party or its Affiliates or Subcontractors. For clarity, Data does not include any patentable Inventions.

“Development”, with a correlative meaning for “Develop” and “Developing”, means all activities reasonably necessary for, or requested or required by a Regulatory Authority as a condition or in support of, maintaining the Regulatory Approval of the Product.

“Direct Labor and Benefits” means that portion of basic wages, labor and related payroll taxes and employee benefits spent in production and quality control of the Product, which are directly related to the Product and charged to the manufacturing and supply of the Product, all determined in accordance with U.S. GAAP.

“Drug Substance” means the active pharmaceutical ingredient Naloxone HCl.

“Effective Date” shall mean the last of the dates appearing beside the signature of this Agreement by the Parties.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Force Majeure” means any case of an extraordinary circumstance beyond the reasonable control of a Party that prevents such Party from performing the obligations assumed in this Agreement (except for a Party’s payment obligations hereunder), such as a local or national emergency being declared, acts of God (including, but not limited to, fire, floods, earthquakes, strikes and riots, epidemic, pandemic, acts of terrorism, shortage of raw materials), as well as any other similar cause.

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“Indemnified Party” has the meaning set forth in Section 12.3.”

“Indemnifying Party” has the meaning set forth in Section 12.3.”

“Information” means any data (including Data), results, technology, business, financial, technical, scientific, trade, research, manufacturing, marketing, product, supplier and other information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non- clinical studies), CMC Information, stability data and other study data and procedures.

“Intellectual Property” means the Know-How, Patent Rights, Trademarks and any non-registered intellectual property contained in the NDA for the Product, and any registered or non-registered intellectual property rights for the Drug Substance or the Product, in each case, to the extent Controlled by KNDD or its Affiliates.

“Invention” means any inventions or discoveries, including Information, processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliates, Subcontractors, licensees or sub-licencees in respect of the Product pursuant to activities conducted under this Agreement, in each case including all right, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

“IP Claims” has the meaning set forth in Section 11.4.1”

“Joint Steering Committee” or “JSC” shall have the meaning set forth in Article 4.

“Know-How” means any Information or material that is Controlled by KNDD at any time during the Term of this Agreement that is necessary or useful to Commercialize the Product in the Territory including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, trade secrets, designs, devices, equipment, biological material, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, whether patentable or otherwise. Know-How shall also include non-confidential information and material to the extent such information and material first lost its confidentiality by virtue of its disclosure in an issued patent or published patent application, a filing with a Regulatory Authority or as part of a legal proceeding.

“Launch” or “Launching” or “Launch Date” means the first commercial sale in the Territory of the Product by SCNX, or SCNX’s Affiliate, as the case may be, to an unaffiliated Third Party customer, after receipt of final Regulatory Approval from the FDA.

“Manufacture”, with a correlative meaning for “Manufacturing”, means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including, but not limited to, test method development and stability testing, characterization, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance/quality control development, quality control testing (including in process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of the product, and regulatory activities related to all of the foregoing.

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“Materials” means all materials and pharmaceutical ingredients, including Drug Substance, required for the manufacturing, labeling and packaging of the Product.

“NDA” means NDA N215487 and all supplements and amendments that may be filed with respect to the foregoing.

“NDA Cost” has the meaning set forth in Section 6.1.1”

“Net Sales” means the total gross sales of the Product (number of units shipped times the invoice price per unit) by or on behalf of SCNX or designee, as the entity responsible for Commercialization, or their respective Affiliates to Third Party customers, less the following deductions as actually accrued and taken: (i) chargebacks granted or allowed in the ordinary course of business in connection with the sale of the Product; (ii) sales and excise taxes, customs and any other similar non-income based taxes, all to the extent added to the sale price and paid by the selling party and not invoiced to the purchaser or refundable in accordance with Applicable Law and without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sale); (iii) actual freight, insurance, customs clearing and other transportation charges all related to the transportation and all in accordance with the standard practices of SCNX for other pharmaceutical products to the extent added to the sale price and set forth separately as such in the total amount invoiced and without reimbursement from any third party; (iv) solely as related to SCNX customers, amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates, promotional discounts, promotional allowances or commissions to unaffiliated Third Parties; and (v) administrative fees from customers or buyers directly related to the Product, rebates or allowances actually granted or allowed to group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of SCNX. Net Sales shall be determined in accordance with U.S. GAAP consistently applied in accordance with the standard practices of SCNX for other pharmaceutical products.

“NSS Report” has the meaning set forth in Section 6.1.2.

“Overhead” means all customary and usual operating expenses directly related to the Product incurred by and in support of the particular manufacturing cost centers, purchasing department and quality assurance operations related to the Product (including labor, related payroll taxes and employee benefits), depreciation, general taxes, rent, repairs and maintenance, supplies, utilities and factory administrative expense, but only to the extent directly related and properly allocable to testing, manufacturing or acquiring the Materials, or the manufacturing, testing and analysis of the finished dosage of the Product, including in process testing, labeling and packaging.

“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisionals) and all foreign counterparts of the foregoing, or as applicable portions thereof or individual claims therein.

“Patent Rights” means all Patents Controlled by KNDD at any time before, during or after the Term of this Agreement, that claim the composition of matter or formulation of, or the method of making, using or delivering, the Product.

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“Product” means “REZENOPY®” (Naloxone HCl Nasal spray 10mg/0.11mL), NDA N215487.

“Quality Agreement” has the meaning set forth in Sectio 8.3.

“Recall” means the retrieval of the Product which presents a risk to the health of consumers, and/or does not comply with it is considered to be in non-compliance with Applicable Laws.

“Regulatory Approval” means, with respect to the Product, all approvals of the Regulatory Authorities necessary for the commercial sale of the Product in the Territory.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Product in the Territory, including the FDA.

“Regulatory Materials” means regulatory applications (including Regulatory Approval applications), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings or documents made to or received from a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize the Product in the Territory.

“Supply Price” has the meaning set forth in Section 6.3.1.

“Term” has the meaning set forth in Section 15.1.

“Sales, Marketing and Distribution Expenses” means the direct and indirect costs incurred by SCNX to commercially sell and market the product in the Territory.

“Specifications” means the specifications of Product, as applicable, as set forth in the NDA.

“Territory” means the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and all territories and possessions of the United States of America (including military bases).

“Third Party” means any person or entity other than SCNX, KNDD or an Affiliate of either of them.

“Trademark” means the distinctive trademark designated and Controlled by the parties or registered and licensed by the parties for the Commercialization of the Product in the Territory.

1.2	In this Agreement, unless the context otherwise requires, (a) capitalized terms denoting the singular may include the plural and vice versa, (b) words of any gender include each other gender, (c) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (e) the words “will” and “shall” have the same.

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1.3	In this Agreement, reference to a specified article, section, paragraph or Schedule shall be construed as reference to that specified article, section, paragraph or Schedule of the Agreement.

1.4	The Schedules of this Agreement form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement and any reference to this Agreement shall include the Schedules.

2.	LICENSES

2.1	Grant by KNDD. KNDD hereby grants to SCNX, subject to the terms and conditions hereof: an exclusive, (even as to KNDD and its Affiliates) non-transferable (except pursuant to Section 20.1), non-sublicensable (except to an Affiliate of SCNX), right and license under Intellectual Property solely to permit SCNX to Commercialize the Product in the Territory. For the avoidance of doubt, all Data and Information generated by KNDD or its Subcontractors that are necessary or useful to Commercialize the Product are included in the Know-How being licensed to SCNX under this Section 2.1.

2.2	Sublicensing. SCNX shall not be entitled to sublicense any rights granted under Section 2.1 to any Third Party. For clarity, SCNX shall not be prohibited from engaging contractors, including any sales forces and discrete support services, in connection with exercising SCNX’s rights under this Agreement.

2.3	Reservation of Rights. Notwithstanding anything in this Agreement to the contrary, KNDD reserves, exclusively for itself and its Affiliates, all rights to (a) use the Intellectual Property to make, have made, or otherwise Manufacture the Product within or outside the Territory, (b) use the Intellectual Property to Commercialize the Product outside the Territory, and (c) to use the Intellectual Property to make, have made, use, have used, sell, have sold any other products which are not the Product.

3.	DEVELOPMENT & COMMERCIALIZATION

3.1	General. Subject to the terms and conditions of this Agreement (including Section 3.3), KNDD shall control and be responsible for all activities, costs and expenses related to the Manufacture of the Product.

3.2	Subcontractors. KNDD shall have the right to engage its Affiliates or subcontractors to conduct any activities necessary for the performance of any of its obligations under this Agreement, including the conduct of non-clinical studies, clinical studies, CMC activities, and regulatory services for the Product in the Territory under this Agreement (each, a “Subcontractor”), provided that (a) such Subcontractors are bound by written obligations of confidentiality and non-use consistent with this Agreement; (b) any subcontract granted or entered into by KNDD as contemplated in this Section 3.2 of the exercise or performance of all or any portion of the rights or obligations that KNDD may have under this Agreement shall not relieve KNDD from any of its obligations under this Agreement; (c) any act or omission by a Subcontractor shall be deemed an act or omission of KNDD hereunder; and (d) KNDD shall be responsible for each of its Subcontractors complying with all obligations of KNDD under this Agreement (including without limitation all restrictions placed on KNDD herein). All Subcontractors used by KNDD for cGLP-related, cGCP-related and cGMP-related work shall be FDA approved and compliant with FDA standards in order to Manufacture the Product in the Territory.

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3.3	Commercialization by SCNX. SCNX will be solely responsible for Commercialization of the Product in the Territory and all related costs and expenses thereof (including, but not limited to, making all selling and pricing decisions at SCNX’s sole discretion) and shall use Commercially Reasonable Efforts to Commercialize the Product in the Territory in a manner to maximize the Net Sales of the Product. SCNX shall also be responsible for finalizing the Launch Date the Product in the Territory; provided, that SCNX shall consider in good faith KNDD’S views and opinions regarding an appropriate Launch Date.

3.3.1.	KNDD shall have no involvement in the pricing of Product to SCNX’s distributors or other customers; SCNX shall have final and sole authority over such pricing with a view of maximizing the Product sales. Subject to the foregoing, SCNX agrees that it shall not reduce the sale price of Product other than for reasons, at SCNX’s discretion, reasonably demanded by the market for the Product, taking into account all relevant factors, including but not limited to impact on the Net Sales value of Product. For the sake of clarity, this means that SCNX will not reduce the price of Product solely to benefit sales of another SCNX product(s) or combine the Product with other SCNX product(s) in a manner which materially and disproportionately reduces the Net Sales value of Product.

3.4	The parties shall have a mutual good faith discussion on the need and timing of the commercial launch of an OTC (Over the Counter) version of the Product.

4.	JOINT STEERING COMMITTEE

4.1	Formation. Within thirty (30) days of the Effective Date, the Parties shall form a joint steering committee to oversee and coordinate the Parties’ activities under the Agreement with respect to any additional regulatory or Development requirements that might be necessary for obtaining Regulatory Approval in order for SCNX to Commercialize the Product in the Territory (the “Joint Steering Committee” or “JSC”).

4.2	Composition. The Joint Steering Committee shall be comprised of four (4) total members, with two (2) members to be appointed by each of KNDD and SCNX. Subject to the foregoing, a member of the Joint Steering Committee may be replaced at any time at the discretion of the Party that appointed such Joint Steering Committee member.

4.3	Responsibilities. The Joint Steering Committee shall have the following responsibilities:

a)	Establish timelines for the Launch of the Product in the Territory.

b)	Oversee the Development and Commercialization of the Product;

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c)	Provide strategic direction and performance criteria; and

d)	Resolve disputes that may arise among the Parties’ respective representatives related to the activities conducted under this Agreement.

The Parties hereby agree that the JSC shall have no power to amend, modify or waive any of the terms or conditions of this Agreement.

4.4	Decision Making. At each Joint Steering Committee meeting, at least one member appointed by each of KNDD and SCNX must be present to constitute a quorum. The JSC shall attempt in good faith to make decisions by consensus of the members present at any meeting; provided that decisions shall be made by unanimous vote, with all the members representing KNDD collectively having one (1) vote and all the members representing SCNX collectively having one (1) vote. The Parties shall cause their respective appointees to the JSC to comply with this Section 4.4 and perform the activities for which the JSC is responsible under this Agreement. In all discussions and determinations of the JSC, the members of the JSC shall endeavor in good faith to act in the best commercial interest of the Product.

4.5	Joint Steering Committee Dispute Resolution. If the Parties’ representatives on the JSC, after reasonable discussion and good faith consideration of each Party’s opinions, cannot reach agreement on a matter within the JSC’s authority within fifteen (15) days after the JSC has met and attempted to agree on such matter (or such other period as the Parties may agree upon in writing), then such disagreement shall be referred to the President and Chief Executive Officers of each of SCNX and KNDD (or their respective designees) (collectively, the “Executive Officers”) for resolution. Any final decision that the Executive Officers mutually agree to in writing shall be conclusive and binding on the Parties. If the Executive Officers cannot reach agreement on a matter within thirty (30) days after such matter has been referred to them by the JSC (or such other period as the Executive Officers may agree upon in writing), then (a) KNDD shall have the tie-breaking vote, and the decision of KNDD’s Executive Officer shall be final and binding on the JSC and the Parties, to the extent the matter primarily relates to the Manufacture of the Product, and (b) SCNX shall have the tie-breaking vote, and the decision of SCNX’s Executive Officer shall be final and binding on the JSC and the Parties, to the extent the matter primarily relates to the Commercialization of the Product in the Territory. If the Executive Officers cannot reach agreement on any other matter (i.e., not subject to the foregoing sentence) within thirty (30) days after such matter has been referred to them by the JSC (or such other period as the Executive Officers may agree upon in writing), or if they in good faith cannot agree on whether a matter is subject to the final decision-making of authority of either Party, then the Parties shall invoke the dispute resolution procedure in accordance with Article 18 hereto.

4.6	Meetings. The Joint Steering Committee shall meet four (4) times each calendar year unless the Parties mutually agree that the JSC shall meet more or less frequently. Participation in any meeting of the Joint Steering Committee may be in person, by telephone, by video conference or by other means of telecommunication that enables all members of the Joint Steering Committee participating in the meeting to communicate simultaneously with each other. A member of the Joint Steering Committee may, by written notice to each of the other members of the Joint Steering Committee, designate a proxy with voting authority (subject to Section 4.3) to attend such meeting in such member’s place. In addition, the Joint Steering Committee may act without a formal meeting by a written consent signed, in one (1) original or multiple counterparts, by all the members of the Joint Steering Committee. Representatives of either Party, in addition to the members of the Joint Steering Committee, may attend Joint Steering Committee meetings as nonvoting observers at the invitation of either Party.

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4.7	Minutes. The Joint Steering Committee shall keep accurate minutes of its meetings and record all decisions and all actions recommended or taken. Draft minutes shall be delivered to the members of the Joint Steering Committee within ten (10) calendar days after each meeting. The members of the JSC shall elect or appoint a secretary for each meeting and such secretary shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the members of the Joint Steering Committee and shall be issued in final form only with their approval and agreement as evidenced by their signatures on the minutes. Minutes of the Joint Steering Committee meetings shall be deemed Confidential Information of each Party.

5.	REGULATORY MATTERS

5.1	Regulatory Information Sharing and NDA Transfer. KNDD shall keep SCNX reasonably informed, through meetings of the JSC of regulatory developments related to the Product in the Territory.

5.1.1.	KNDD shall (a) after the Effective Date pursuant to a mutually agreed timeline provide SCNX with one (1) electronic copy of the NDA, Data and all other Information in KNDD’s possession or Control that are reasonably necessary for SCNX to Commercialize the Product in the Territory and comply with all Applicable Laws in connection therewith. Any Data or Information (including CMC Information) provided under this Section 5.1.1 shall be treated and maintained by SCNX as the Confidential Information of KNDD. KNDD shall cooperate to effect the successful transfer from KNDD to SCNX of the NDA and each Party shall promptly submit any and all notices and authorizations to the FDA that are necessary to effect the transfer to and acceptance by SCNX of the NDA.

5.1.2.	In addition to the foregoing, KNDD shall promptly provide SCNX with copies of any Regulatory Materials received by KNDD or its Affiliates relating to the Commercialization of the Product in the Territory and shall keep SCNX reasonably informed of any material verbal communication or question relating to the Product received by KNDD or its Affiliates and Subcontractors, from any Regulatory Authority in the Territory.

5.2	Meetings with Regulatory Authorities. At each regularly scheduled JSC meeting, the parties will provide each other a list and schedule of any in-person meeting or teleconference with Regulatory Authorities (or related advisory committees) in the Territory planned for the next calendar quarter that relates to the Product.

5.3	NDA Maintenance: Once the NDA is transferred to SCNX, SCNX shall have responsibility to maintain such NDA with the appropriate Regulatory Authority in the Territory. SCNX shall be responsible for all the dealings with Regulatory Authorities on advertising and marketing matters. SCNX shall file any and all reports required for the Product by Regulatory Authorities in the Territory. SCNX shall be responsible for any submissions, fees, holding fees, or any other fees associated with the maintenance of the NDA, including the prescription drug user fee (PDUFA).

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5.4	Adverse Drug Experience Reports. SCNX shall be responsible for filing with the Regulatory Authorities any Adverse Drug Experience reports (“ADEs”) for Product which it receives directly from Third Parties or from KNDD. ADEs shall be categorized and submitted by SCNX in accordance with Applicable Laws and guidance documents as published by the Regulatory Authorities

6.	FINANCIAL TERMS

6.1	KNDD Development Milestone Payments and Net Sales Share. In consideration for the rights granted under Section 2.1 of this Agreement, SCNX shall pay to KNDD milestone payments, Net Sales share payments and NDA Cost Reimbursement as listed in Schedule A.

6.1.1.	In accordance with Schedule A.c. SCNX shall pay KNDD its cost of developing the Product and receiving NDA approval for the Product (“NDA Cost”). As of the Effective Date, such NDA Cost totals twelve million eight hundred thousand dollars ($12,800,000), is summarized in Schedule B, and is subject to change if KNDD is required to make further investments towards the NDA prior to the transfer to SCNX. KNDD shall notify SCNX of any such changes to the NDA Cost.

6.1.2.	During the Term, SCNX shall, within thirty (30) days after the end of each calendar quarter, provide to KNDD a Net Sales share report for such calendar quarter (“NSS Report”). SCNX shall pay KNDD’s share of the Net Sales amount generated during a calendar quarter within forty-five (45) days of the end of such calendar quarter.

6.2	KNDD One Time Commercial Milestone Payments. In consideration for the rights granted under Section 2.1 of this Agreement, SCNX shall pay KNDD the One Time Commercial Milestone Payments sharing as listed in Schedule A.

6.3	Supply Price.

6.3.1.	The initial supply price for the Product shall be nine dollars and twenty cents ($9.20) per unit (“Supply Price”). This initial estimated price is based on Ex Works shipping terms (Incoterms 2010) from KNDD’s manufacturing facility in Lexington, Kentucky.

6.3.2.	No more than once in each calendar year after launch, KNDD shall be entitled to increase the Supply Price for any increase in KNDD manufacturing cost, subject to KNDD notifying SCNX of any price increase no later than sixty (60) days prior to the effective date of such price increase, which for the avoidance of doubt, may not be applied to orders received prior to expiration of such sixty (60) day period. Any price increase to the Supply Price must be made solely to account for any increase in KNDD manufacturing cost and be based on the PPI Index.

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6.3.3.	Extraordinary Costs and Price Increases. Notwithstanding Section 6.3.2 above, KNDD shall provide to SCNX detailed documentation of, and may, charge SCNX directly at the time KNDD incurs, any extraordinary costs or price increases related to any of the following items:

(i)	increase in the cost of raw materials, provided by KNDD, including but not limited to the components procured by KNDD, and general energy costs that are not within KNDD’s reasonable control;

(ii)	price increases due to taxes/assessments imposed by any authority or passed on to KNDD by its suppliers in the form of cost increases or in any other manner;

(iii)	any increased costs of manufacture or testing that SCNX or a Regulatory Authority may require be conducted and KNDD has agreed to conduct;

(iv)	any costs incurred by KNDD in connection with any changes or modifications to the Specifications for Product made by or at the requested of SCNX and/or a Regulatory Authority; or

(v)	any increased costs of manufacture resulting from a material reduction in volume.

A price increase/decrease is considered extraordinary under the present Agreement if it increases the then-current manufacturing costs by more of five percent (5%). For the avoidance of doubt, KNDD may charge SCNX any costs incurred by KNDD required to implement activities relating to items 6.3.3(iii) and (iv), in addition to any extraordinary price increases.

6.4	Payment Terms.

6.4.1.	Currency. Any and all payments arising out from this Agreement shall be paid in United States Dollars.

6.4.2.	Invoices. All undisputed amounts shall be due and payable under this Agreement within 30 days, of an invoice therefor from the other Party (including any milestones payable to KNDD as further detailed on Schedule A). All invoices shall be delivered via e-mail and reflect the banking instructions for payment (i.e. name of the bank, the account number and any other relevant information for payment).

6.5	Taxes.

6.5.1.	The amounts set forth herein are exclusive of all applicable stamp, value-added, goods and services, excise, transfer, sales, use, property, gross receipts tax, or any similar tax imposed, assessed or collected by any tax authority, that KNDD is required to collect from SNCX (collectively, “Covered Taxes”). To the extent SNCX furnishes a valid and properly completed exemption certificate or other proof of exemption with respect to the Covered Taxes in a form reasonably satisfactory to KNDD, KNDD shall not collect such Covered Tax; provided that SNCX shall be responsible for such Covered Tax if such exemption certificate or other proof of exemption is disallowed by the applicable tax authority.

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6.5.2.	Except for any Covered Taxes pursuant to Section 6.5.1 above, the Parties shall make all payments pursuant to this Agreement to one another free and clear of any deduction or withholding for taxes except to the extent a SNCX is required to deduct or withhold taxes by applicable law. To the extent a SNCX is required to deduct or withhold tax (other than any Covered Tax) in connection with a payment to any other party pursuant to this Agreement, then such SNCX shall timely pay over such deducted and withheld amounts to the applicable tax authority and promptly provide such other party with evidence of such payment. Where a relief, waiver or reduction of any deduction or withholding is available under applicable Law, the Parties shall cooperate to obtain such tax exemption from the relevant tax authority.

6.5.3.	The Parties shall cooperate and use commercially reasonable efforts to (i) minimize the amount of Covered Taxes under Section 6.5.1 above or any taxes required to be deducted and withheld under applicable law under Section 6.5.2 above, and (ii) claim the benefit of any exemptions or reductions in applicable tax rates, to the extent allowable under applicable law.

6.5.4.	For the avoidance of doubt, each Party shall be solely responsible for any taxes measure by or imposed on such Party’s income.

6.6	Audit Rights. During the Term and any applicable period thereafter, SCNX will keep accurate books and records for purposes of documenting the amount of the Net Sales and returns for the Product. Said books and records will be made available at SCNX’s principal place of business. Upon at least forty-five (45) days prior written notice to SCNX, KNDD will have the right to have KNDD’s independent public accountants (which accountants shall be reasonably acceptable to SCNX) obtain access to such books and records during reasonable business hours for the purpose of verifying, at KNDD’s expense, the amount of the Net Sales, the calculation of the Net Sales share, and any other information reasonably necessary to verify the above calculations and information; provided, however, that this right may not be exercised more than once in any calendar year and no period of time may be audited more than once during the Term. KNDD will solicit or receive from such accountants only information relating to the accuracy of such calculations, and will only have access to information for the most recent one (1) calendar year. However, if in subsequent audits conducted in accordance with the requirements of this Section 6.6, it is discovered that an error occurred that might have carried back to previous years, SCNX shall provide the information for all previous contract years for purposes of identifying if the error carried back and correcting such error if necessary. SCNX will be entitled to require such accountants to sign a confidentiality agreement in form and substance reasonably satisfactory to SCNX, KNDD and such accountant. KNDD and SCNX will each receive the same report of the audit from such accountants which will contain their opinion of whether SCNX reports, calculations and payments have been accurate or not and, if not, by how much and for how long and how they arrived at their conclusions. The Parties may make inquiries of such accountants to clarify the contents of the report and the accountant’s response will be provided to both Parties. If there is an underpayment of the Net Sales share to KNDD, KNDD will send an invoice to SCNX for the amount of the underpayment. Such invoice will be paid by SCNX within thirty (30) days after its receipt of such invoice. In the event any such audit reveals a shortfall in amounts paid to KNDD of five percent (5.0%) or more for the audited calendar year, then the reasonable costs and expenses of the audit including the fees and expenses of such accountants will be reimbursed to KNDD by SCNX. In the event any such audit report reveals an overpayment of the Net Sales share to KNDD during the audited calendar year, SCNX will send an invoice to KNDD for the amount of such overpayment. KNDD will pay such invoice within thirty (30) days after its receipt of such invoice. All information contained in reports issued by KNDD’s independent public accountants pursuant to this Section 6.5 and all responses provided by such accountants in connection with related inquiries shall all be deemed Confidential Information of SCNX.

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7.	PURCHASE ORDERS, FORECASTS, MANUFACTURING AND PACKAGING ACTIVITIES

7.1	Supply of Products. During the Term of this Agreement, SCNX shall purchase and KNDD shall supply commercial quantities of the Product for the Territory at a Supply Price of $9.20 per unit. During the Term, where possible, SCNX shall be named as an additional party to any supply agreement or contract KNDD executes with any CMO for supply of the Product in the Territory.

7.2	Purchase Orders. During the Term and in accordance with the terms herein, KNDD agrees to supply SCNX with Product pursuant to purchase orders delivered by SCNX from time to time in accordance with the terms of this Agreement. The amount of Product set forth in a purchase order will be based upon and consistent with the forecasts delivered by SCNX to KNDD pursuant to Section 7.3 below.

7.3	SCNX Forecasts; Commercial Lead Times. On or about five (5) months prior to the Launch Date, SCNX will provide KNDD with an initial forecast of its estimated orders for delivery of Product for the first twelve (12) months after first commercial sale of such Product in the Territory. By the end of each calendar quarter thereafter, SCNX will provide KNDD with an updated forecast for each of the following twenty-four (24) months. KNDD shall confirm to SCNX within twenty (20) days of its receipt of each such forecast that KNDD has the capacity to provide the quantities of a Product set out in that forecast. The forecasted amounts for the first six (6) months of each forecast shall be binding and shall be confirmed by a purchase order from SCNX. The remaining nine (9) months of each forecast constitute nonbinding, good faith estimates provided solely to assist KNDD in production planning, and the forecast for any period may be revised by SCNX by written notice to KNDD. Purchase orders shall be submitted one hundred (100) days before the specified delivery date. The Parties shall use Commercially Reasonable Efforts to supply the Product ordered pursuant thereto by the delivery dates specified on the applicable purchase orders. Without the Parties’ prior written agreement, no rolling forecast will vary the amounts of Product set forth in the previous rolling forecast for the same calendar month by more than twenty percent (20%). KNDD shall use Commercially Reasonable Efforts to supply quantities of a Product in excess of one hundred twenty-five percent (125%) of the most recent forecasted amount for the applicable period.

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7.4	KNDD Specific Duties. In addition to its general obligations relating to the supply of commercial quantities of the Products, KNDD shall perform the following services at KNDD’s cost: (a) acquiring any and all raw materials, including Drug Substance, required to manufacture the Product, excipients and packaging components as necessary, subject to the terms of this Agreement and the Specifications; (b) maintaining and conducting quality control and testing of the Product in order to monitor compliance with all applicable standards and specifications required by the Specifications, the Product warranties pursuant to Section 10.2.7, and the Regulatory Approval; and (c) performing such other reasonable services as mutually agreed upon in writing by the Parties.

7.5	Inability to Supply. During any period in which KNDD for any reason other than Force Majeure, fails to ship at least seventy five percent (75%) of the quantities of the Product set forth in a purchase order by the agreed to delivery date more than two times in a calendar year and SCNX would be in an out-of- stock situation, after a sixty (60) day cure period, it shall be responsible for any Third Party direct Damages arising from this situation, with such Damages not to exceed the amounts paid for the purchase orders in question. For the avoidance of doubt, SCNX shall be required to maintain a two (2) month supply of the Product as safety stock based on its then-current forecast.

7.6	All Product shall be shipped Ex-Works (INCOTERMS 2010) from KNDD’s manufacturing facility in Lexington, Kentucky. Upon Product being made available for pick-up per this Section 7.6, KNDD shall issue an invoice to SCNX for the applicable Supply Price for all Product. The invoice shall contain a reference identifying the SCNX purchase order number.

8.	PRODUCT QUALITY AND MANUFACTURING PROCESSES; PACKAGING

8.1	Quality. All Products sold by KNDD to SCNX under this Agreement will be subject to Product release and annual stability testing by KNDD to meet the Product Specifications and each of the test methods as well as the quality assurance standards established in the Specifications, the Product warranties pursuant to Section 10.2.7 and shall be tested by KNDD in accordance with the test methods set forth in the Specifications.

8.2	Packaging. KNDD shall supply each Product to SCNX packaged in accordance with the Specifications, the Product warranties pursuant to Section 10.2.7, Quality Agreement, Applicable Law and regulations, including, but not limited to, cGMP. In addition, KNDD will supply Product in bulk to SCNX to package in Unit Dose Cups at SCNX (or its CMO)’s facility.

8.3	Safety Data Exchange and Quality Agreements. Prior to the first commercial sale of the Product in the Territory, the Parties shall enter into mutually agreeable “Safety Data Exchange Agreement” for the Product. Additionally, KNDD and SCNX shall, and shall cause its contractors to, comply with the terms of the quality requirements set forth in a separate Quality Agreement for the Product, to be negotiated in good faith by the Parties and entered into by the Parties as soon as practicable after the date hereof and prior to first commercial sale of the Product in the Territory (the “Quality Agreement”). Such Quality Agreement will be incorporated herein by reference following execution by both Parties. Any amendments or revisions to the Quality Agreement must be approved by both Parties in writing. To the extent that any inconsistencies or conflicts exist between the Quality Agreement and this Agreement, the provisions in the Quality Agreement shall prevail with respect to quality related issues, and this Agreement shall prevail with respect to all other issues.

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9.	INSPECTION AND ANALYSIS

9.1	Inspection by KNDD. Prior to shipment, KNDD shall analyze each lot of the Product being shipped in accordance with the test methods for compliance with the Specifications and the Product warranties pursuant to Section 10.2.7 subject to the Quality Agreement. KNDD will send to SCNX an electronic version of the original signed and dated certificate of analysis and certificate of release (with original copies to promptly follow by mail) prior to, or together with, each shipment of the Product, and will send a copy thereof to SCNX by electronic means prior to or at the time of each shipment. The certificate of analysis shall include the actual results of the testing of each Product being shipped. KNDD agrees to retain all records and documents necessary to fulfill the requirements established by the Regulatory Authority in the Territory.

9.2	Inspection by SCNX. SCNX or its authorized representative will inspect all shipments of each Product upon its receipt and will promptly report any obvious physical defects in a Product to KNDD. SCNX shall test each Product for conformance to the results in the certificate of analysis in accordance with the test methods within ten (10) days of its receipt of the applicable Product and related records. Any defects which are not obvious physical defects or are outside the scope of testing of a Product as per the certificate of analysis (latent defects), will be reported to KNDD by SCNX within ten (10) days of SCNX’s discovery of the same. If it is determined that the latent defect is caused by SCNX’s improper handling or storage of a Product, KNDD shall not be held responsible.

9.3	Non-Conforming Product. Subject to the provisions of Section 9.4, if a Product does not meet the requirements of the Specifications, the Product warranties pursuant to Section 10.2.7 and/or the Regulatory Approval, then KNDD shall, within forty-five (45) days of delivery of the demand notice or the completion of the independent testing process, replace said Product with new Product that meets the requirements of this Agreement (the “Conforming Product”) at no additional charge to SCNX. KNDD shall reimburse SCNX for all reasonable out-of-pocket costs incurred by SCNX in properly disposing of such non-conforming Product. The demand notice given hereunder shall specify in reasonable detail the manner in which a Product fails to conform to the purchase order or otherwise fails to meet the requirements of this Agreement.

9.4	Independent Testing. If SCNX notifies KNDD that a Product does not meet the requirements of the Specifications, the Product warranties pursuant to Section 10.2.7 and/or the Regulatory Approval, and KNDD does not agree with SCNX’s position, KNDD will notify SCNX in writing within forty- five (45) days after its receipt of SCNX’s demand of the reason for its disagreement and SCNX and KNDD will in good faith attempt to reach a mutually acceptable resolution of the dispute. If the Parties are unable to resolve the dispute after a reasonable period of time (such period not to exceed forty-five (45) days from the date of original demand notification), the matter will be submitted to an independent testing laboratory reasonably acceptable to SCNX and KNDD (which independent testing laboratory shall not be compensated on a contingency basis). SCNX and KNDD shall, in good faith, select such independent testing laboratory as soon as reasonably practicable. SCNX and KNDD will accept the judgment of the independent laboratory as final. The cost of such testing will be borne by the Party whose position is determined by the independent laboratory to have been in error.

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9.5	Recall. If any Regulatory Authority in the Territory issues or requests a Recall, market withdrawal or other corrective action of the Product, or if either Party assesses that an event, incident or circumstance has occurred (in or outside the Territory) that may indicate the need for a Recall of the Product in the Territory, that Party shall advise, subject to the Quality Agreement, the other Party thereof by telephone or e-mail(a) within twenty-four (24) hours of its receipt of notice from a Regulatory Authority requiring or requesting a Recall, or (b) KNDD shall advise SCNX its determination that a Recall is needed within (24) hours of receipt of such notification, and KNDD and SCNX shall convene a joint meeting to discuss such Recall request within twenty-four (24) hours of such notification. KNDD shall include any reasonable recommendation from SCNX as to the manner of conducting the Recall, provided that such recommendation is agreeable to the applicable Regulatory Authority and in accordance with the Applicable Laws. The Parties shall memorialize and agree on the parameters of any Recall in writing. Except as otherwise provided in the foregoing, SCNX shall be responsible for the execution of any Recall related to the Product in the Territory, including communicating directly with the applicable Regulatory Authorities. If the Recall is attributable to the fault of KNDD, then KNDD shall replace the Product in question. The costs and expenses of any Recall in the Territory shall be borne solely by SCNX, provided however that to the extent a Recall in the Territory results primarily from the failure of the Product supplied by KNDD to comply with the Product Specifications, Product warranties pursuant to Section 10.2.7, and Applicable Laws, including cGMP requirements, then KNDD shall reimburse SCNX for all reasonable out-of-pocket cost and expenses incurred by SCNX as a result of said Recall. Subject to the foregoing, KNDD shall notify SCNX of any Recall of the Product outside of the Territory where the Product provided to SCNX may be part of the same Product lot(s) subject to Recall.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:

10.1.1.	such Party (i) is a corporation (or company) duly organized and subsisting under the Applicable Laws of its jurisdiction of organization, and (ii) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

10.1.2.	such Party has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such Party is a party as of the Effective Date, or conflict with the rights granted to any Third Party;

10.1.3.	this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity; and

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10.1.4.	the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws or any provision of the articles of incorporation or formation, bylaws, partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Laws or any contractual obligation or court or administrative order by which such Party is bound.

10.2	Additional Representations and Warranties of KNDD. KNDD hereby warrants and represents to SCNX that:

10.2.1.	It has sufficient legal or beneficial title, ownership or license in the Intellectual Property to grant to SCNX the licenses described in this Agreement, free and clear from any mortgages, pledges, liens, security interests or encumbrances that would conflict with such licenses or otherwise affect SCNX’s performance hereunder;

10.2.2.	To the best of its knowledge, no Third Party is infringing or misappropriating, or threatening to infringe or misappropriate, any Intellectual Property in the Territory;

10.2.3.	To the best of its knowledge, the Development or Commercialization of the Product in the Territory does not infringe or misappropriate any Third Party intellectual property.

10.2.4.	To the best of its knowledge, there are no actual, suspected, pending, or threatened, adverse action, suit, proceeding, claim or formal governmental investigations in the Territory against KNDD involving the Product or the Drug Substance; and

10.2.5.	It has not granted as of the Effective Date, and during the Term shall not grant, any rights to any Third Party nor transfer, assign, license, encumber or otherwise conduct any activities with respect to any right under the Intellectual Property that conflicts or adversely affects with the rights granted to SCNX under this Agreement. KNDD is not under any obligation, contractual or otherwise, to any Third Party that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations under this Agreement.

10.2.6.	Neither it nor its Affiliates shall develop, manufacture, market, sell, distribute or otherwise make available in the Territory during the Term of any Competing Product.

10.2.7.	With respect to all Product delivered by or on behalf of KNDD to SCNX hereunder, such Product will, on the date that SCNX receives the Product from KNDD in accordance with Section 7.6: (a) conform to the Specifications; (c) be manufactured and delivered in accordance with the Quality Agreement and cGMP; and (d) not be adulterated within the meaning of the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder, or any foreign equivalent thereof in the Territory.

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10.3	Covenants of SCNX. SCNX hereby covenants to KNDD that:

10.3.1.	Neither it nor its Affiliates shall, directly or indirectly, develop, manufacture, market, sell, distribute or otherwise make available in the Territory during the Term any Competing Product.

10.3.2.	It shall not, and shall ensure that its Affiliates and sublicensees or licensees, will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, outside of the Territory. If SCNX receives any order for the Product from a prospective purchaser reasonably believed to be located outside the Territory, SCNX shall promptly refer that order to KNDD and SCNX shall not accept any such orders.

10.4	Covenants of KNDD. KNDD covenants to SCNX that:

10.4.1.	Neither it nor its Affiliates shall, directly or indirectly, develop, manufacture, market, sell, or distribute in the Territory during the Term any Competing Product.

10.4.2.	It shall not, and shall ensure that its Affiliates and sublicensees or licensees, will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, inside of the Territory. If KNDD receives any order for the Product from a prospective purchaser reasonably believed to be located in the Territory, KNDD shall promptly refer that order to SCNX and KNDD shall not accept any such orders.

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11.	INTELLECTUAL PROPERTY

11.1	Ownership of Inventions. The Parties agree that all Intellectual Property and Inventions licensed under Section 2.1 shall be owned by KNDD. KNDD shall ensure that each of its Affiliates, Subcontractors and sublicensees under this Agreement has a contractual obligation to disclose and assign to KNDD all Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors. For clarity, all Inventions owned, licensed to or otherwise made by KNDD and all assigned Inventions are included in the Intellectual Property and licensed to SCNX under Section 2.1.

11.2	Prosecution, Maintenance and Enforcement.

11.2.1.	KNDD will use it best efforts to prosecute the patent applications in the Territory. If any patent should be granted, if permitted by law, KNDD shall provide the information to SCNX to list any applicable patent or patents in the FDA Orangebook as expeditiously as possible. SCNX shall assist in this process and the parties shall execute a Common Interest Agreement to enable mutual participation and visibility.

11.2.2.	First Right. Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of the Intellectual Property within the Territory. KNDD shall have the first right to prepare, file, prosecute, maintain and enforce the Patent Rights in the Territory, at its cost and expense. KNDD shall provide SCNX with copies of all relevant documentation so that SCNX will be informed of the continuing prosecution. KNDD shall give SCNX an opportunity to review and comment on the text of each patent application, response to Office Action, or other correspondence with any applicable patent office before filing, and shall supply SCNX and its patent counsel with a copy of such patent application or correspondence as filed, together with notice of its filing date and serial number, as applicable. In addition, for the purposes of clarity, KNDD shall separate out Third Party Infringement (where a Third Party sues KNDD) from Enforcement of KNDD IP Rights (where KNDD sues an infringer). For the purpose of this Article 11, “prosecution” shall include any post-grant proceeding in the Territory, including opposition proceedings, and other challenges brought by Third Parties in the Territory, including invalidation (nullity) actions. KNDD shall be entitled to retain any damages or other payments or benefits obtained from its enforcement of Intellectual Property in the Territory, after reimbursing SCNX for any reasonable costs and expenses actually incurred in assisting it in such action. SCNX shall use Commercially Reasonable Efforts to provide such assistance as KNDD may reasonably require in prosecuting or enforcing any Intellectual Property in the Territory. KNDD shall provide written notice (or such shorter period of time as reasonably practicable), and on receipt of such notice, SCNX shall have the right, but not the obligation, at its sole cost, to maintain such Patent Right in the Territory. If SCNX elects to assume maintenance of any such Patent Right in accordance with this Section 11.2.2, KNDD shall have the right to review and comment on SCNX’s maintenance or enforcement efforts and the content of all filings and responses to patent authorities related to such Patent Right, and if KNDD reasonably determines that such maintenance or enforcement efforts or content of filings or responses are likely to or will disparage, limit or otherwise have an adverse impact on any Patent Controlled by KNDD, then upon KNDD’s written request, SCNX shall modify such maintenance or enforcement efforts, filings or responses to patent authorities as reasonably requested by KNDD in order to prevent such adverse impact. If SCNX elects to assume maintenance of any Patent Right in accordance with this Section 11.2.2, KNDD shall execute such documents and perform such acts as may be reasonably necessary for SCNX to maintain and enforce such Patent Right on behalf of KNDD and such Patent Right shall remain a Patent Right owned by KNDD; provided, however, that if KNDD wishes to abandon such Patent Right, KNDD shall consider in good faith SCNX’s request to assign to SCNX the right, title and interest in and to such Patent Right, and following any such assignment it shall no longer be deemed to be a Patent Right under this Agreement and SCNX shall maintain and enforce such Patent for itself. SCNX shall be entitled to retain any damages or other payments or benefits obtained from its enforcement of Patent Rights in the Territory, after reimbursing KNDD for any reasonable costs and expenses actually incurred in assisting it in such action. KNDD shall use Commercially Reasonable Efforts to provide such assistance as SCNX may reasonably require in prosecuting or enforcing any Patent Rights in the Territory.

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11.3	Trademarks. It is agreed that SCNX shall market the Product with the Trademark and KNDD shall retain the Intellectual Property rights it may have or will have in the future with regard to the Trademark. SCNX shall only use the Trademark in a manner and form designed to maintain the high quality of the Trademark, and as otherwise communicated by KNDD, including in accordance with any trademark usage guidelines provided by KNDD. Should KNDD notify SCNX that SCNX has failed to comply with the foregoing standard, SCNX shall correct such defects in accordance with such reasonable notification from KNDD within thirty (30) days of such notice. The authorized use by SCNX of the Trademark under this Agreement shall not create any right, title or interest, in or to the Trademark in favor of SCNX. SCNX shall not register, seek to register or contest the validity of the Trademark and shall not itself use any name, mark or designation that is confusingly similar to the Trademark.

11.4	Third Party Infringement Claims.

11.4.1.	In the event that any Third Party otherwise files, in or out of court, any claims, demands, liabilities, or suits against KNDD or its Affiliates, alleging infringement of any patent, trademark, copyright or other proprietary right of any Third Party as a consequence of or derived from the performance of any of KNDD’s obligations under this Agreement (hereinafter, “IP Claims”), KNDD shall give prompt notice to SCNX of the existence of such IP Claim.

11.4.2.	KNDD shall take proper action with respect to such IP Claims in the Territory against it and shall bear all costs, expenses and liabilities from such actions.

11.4.3.	KNDD shall decide the defense strategy, the means of proof and the appeals in KNDD in relation to an IP Claim. KNDD shall keep SCNX reasonably informed prior to any court or administrative body filings or material exchanges with opposing counsel as to the status of such litigation. KNDD shall give SCNX an opportunity to review and comment on strategy and submissions to the court or administrative body. KNDD agrees that it shall not, without the prior written consent of SCNX, enter into any settlement agreement with any Third Party which relinquishes, waivers or otherwise effects, in whole or in part, the rights of SCNX under this Agreement in respect of a Product. KNDD may not settle or terminate such litigation without the prior written consent of SCNX, said written consent shall not be unreasonably withheld, conditioned, or delayed. Subject to Section 11.4.4, KNDD in any case shall (A) endeavor in good faith not to undertake, accept and/or plead any statement that, directly or indirectly materially impairs the Intellectual Property rights of KNDD under this Agreement or that admits: (i) an intellectual property infringement caused by KNDD or by the Product, (ii) an invalidity or nullity of KNDD’s Intellectual Property, or (iii) any Intellectual Property is null, and (B) not undertake, accept and/or plead any statement that admits an intellectual property infringement caused by the processes for preparing the Product.

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11.4.4.	The Parties shall keep each other fully informed and reasonably cooperate with each other and their counsel in connection with any IP Claim in the Territory. Without limiting the foregoing, both Parties shall reasonably collaborate in the exchange of documentation and information available in order for each Party to review and take action with respect to an IP Claim. KNDD shall keep SCNX reasonably informed prior to any court or administrative body filings or material exchanges with opposing counsel as to the status of such litigation. KNDD shall give SCNX an opportunity to review and comment on strategy and submissions to the court or administrative body, such as the PTAB, provided however any final decision on strategy, submissions and otherwise related to any action in this Section 11.4.4 shall be the sole decision of KNDD.

11.4.5.	For the avoidance of doubt, in the event that KNDD does not bring an action against a Third Party infringer, SCNX shall be free to bring the action in its own name, at its own expense, and retain any award or settlement in its entirety.

11.5	Citizen Petition and Citizen Petition Litigation. The JSC shall review and agree on the appropriate course of action with respect to any citizen petition proceedings and litigation specifically related to the NDA.

12.	LIABILITY

12.1	Indemnification by KNDD. KNDD shall defend, indemnify and hold harmless SCNX, its Affiliates, officers, directors and employees from and against any and all claims, demands, losses, damages, liabilities, settlement amounts, costs and any expenses whatsoever arising from any claim, action or proceeding made or brought against SCNX or its Affiliates by a Third Party as a result of (i) any breach of any representation or warranty under this Agreement by KNDD, or (ii) any gross negligence or willful misconduct of KNDD, its Affiliates or its representatives in connection with the performance of this Agreement, (iii) KNDD’s development of the Product, (iv) any claim that the manufacture of the Product in the Territory constitutes an infringement, alleged infringement, or misappropriation of any Third Party’s intellectual property rights in the Territory, (v) SCNX’s or its Affiliates’ authorized use of the Trademark in connection with the Commercialization of the Product under this Agreement or (vi) any violation of Applicable Laws by KNDD or its Affiliates in performing any activities in connection with the Product; in all cases, except to the extent that SCNX is obligated to indemnify KNDD under Section 12.2.

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12.2	Indemnification by SCNX. SCNX shall defend, indemnify and hold harmless KNDD, its Affiliates, officers, directors and employees from and against any and all claims, demands, losses, damages, liabilities, settlement amounts, costs and any expenses whatsoever arising from any claim, action or proceeding made or brought against KNDD or its Affiliates by a Third Party as a result of (i) any breach of any representation or warranty under this Agreement by SCNX, (ii) any gross negligence or willful misconduct of SCNX, its Affiliates or its representatives in connection with the performance of this Agreement, (iii) the Commercialization of the Product in the Territory, or (iv) any violation of Applicable Laws by SCNX or its Affiliates in performing any activities in connection with the Product; in all cases, (i) – (iv), except to the extent that KNDD is obligated to indemnify SCNX under Section 12.1.

12.3	Indemnification Procedures. If a Party or any person entitled to indemnification under this Article 12 (each, an “Indemnified Party”) believes it is entitled to indemnification and defense pursuant to this Article 12, such Indemnified Party shall notify the Party or person obligated to indemnify under this Article 12 (each, an “Indemnifying Party”) within thirty (30) days of receipt of any claims made for which the Indemnifying Party might be liable.

Within thirty (30) days after receipt of such notice, the Indemnifying Party will, upon written notice thereof to the Indemnified Party, assume sole control of the defense of such Third Party claim with counsel selected by the Indemnifying Party. If the Indemnifying Party believes that a Third Party claim presented to it for indemnification and defense is one as to which the Indemnified Party is not entitled to indemnification and defense under this Article 12, it will so notify the Indemnified Party. The Indemnified Party may participate in such defense with separate counsel it selects, at its sole cost and expense (from and after the Indemnifying Party’s assumption of control of the Third Party claim); provided, however, that if representation of such Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and the Indemnifying Party or any other person represented by such counsel in such action, as mutually agreed in good faith by counsel to the Indemnifying Party and the Indemnified Party, then the Indemnified Party may participate in such defense with separate counsel it selects at the Indemnifying Party’s cost and expense; provided, further, that the Indemnifying Party’s counsel shall control the investigation and defense of such Third Party claim in accordance with this Article 12. The Indemnified Party will provide the Indemnifying Party, at the Indemnifying Party’s expense, with reasonable assistance and cooperation as reasonably requested by the Indemnifying Party. Without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, the Indemnifying Party will not agree to any settlement of such Third Party claim or consent to any judgment in respect thereof; further, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned, and provided that the Indemnifying Party is in compliance with its obligations under this Article 12, the Indemnified Party will not agree to any settlement of such Third Party claim or consent to any judgment in respect thereof.

12.4	LIMITATION OF LIABILITY. Except in the case of a breach of Article 13 (Confidentiality), SCNX’s breach of Section 10.3.1, or KNDD’s breach of 10.4.1, neither Party shall be liable to the other for any Consequential Damages.

12.5	No Other Representations and Warranties. Except as expressly warranted in Article 10 (Representations, Warranties and Covenants ) or mandated by Applicable Law (without the right to waive or disclaim), each Party expressly disclaims any further warranties, express, implied or statutory, including but not limited to the implied warranties of performance, merchantability, title, fitness for a particular purpose, non-infringement of Third Party intellectual property rights and/or any other implied warranties.

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13.	CONFIDENTIALITY

13.1	During the term of this Agreement and for seven (7) years thereafter, each Party shall maintain in strict confidence all Confidential Information of the other Party.

13.2	Each Party shall not use the Confidential Information of the other Party for any purpose other than the purposes expressly permitted by this Agreement, and shall not disclose such Confidential Information to any Third Party (including, without limitation in connection with any publications, presentations or other disclosures) except to its employees, agents or advisors who (i) have a need to know such Confidential Information to achieve the purposes of this Agreement, or (ii) except as authorized under this Agreement or by the other Party in writing. Each Party shall ensure that any person to whom it discloses the other Party’s Confidential Information is informed of the confidential nature of and duty not to disclose the information, and is obligated to maintain the confidentiality thereof. Each Party may also disclose the Confidential Information of the other Party as may be required by the Applicable Law or by any Regulatory Authority having jurisdiction, provided that the Party required to disclose shall, if possible, notify the other Party prior to disclosing any Confidential Information and provide such other Party with a reasonable opportunity to contest or limit the scope of the required disclosure and obtain any protective orders as may be appropriate.

13.3	Except as otherwise provided herein, upon termination or expiration of this Agreement, each Party shall destroy or, if so requested in writing, return all Confidential Information of the other Party and certify in writing that such return or destruction has been completed.

14.	FORCE MAJEURE

14.1	Neither Party shall be liable to the other Party for damages arising from the failure to perform the obligations assumed in this Agreement when such failure shall be occasioned by Force Majeure.

14.2	Any Party affected by a Force Majeure shall, within fifteen (15) days of the occurrence of the Force Majeure event, give reasonable notice to the other and shall endeavor in good faith to minimize the effects of Force Majeure on this Agreement.

14.3	If this Agreement is suspended for more than six (6) months by reason of Force Majeure, either Party shall have the right to terminate this Agreement on the terms and conditions as are provided for in Section 16.1.2.

15.	TERM

15.1	This Agreement shall be effective upon the Effective Date and shall continue in effect for a period of ten (10) years from the Launch Date of the Product in the Territory, unless earlier terminated in accordance with Section 17 (the “Term”).

15.2	Thereafter, the Term of this Agreement shall be renewed for successive periods of one (1) year unless either Party delivers notice to the other Party of its intention not to renew the Agreement in writing at least six (6) months prior to the expiration of the then-current Term.

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16.	TERMINATION

16.1	Mutual Rights. Either Party shall have the right to terminate this Agreement immediately upon prior written notice in any of the following cases:

16.1.1.	In the event that (i) the other Party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary bankruptcy, (4) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary bankruptcy case, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, (3) similar relief under any bankruptcy laws, or an order, judgment or decree approving any of the foregoing, and such proceeding or case shall be entered and continue unstayed for a period of sixty (60) days, or (~~4~~) an order for relief against the other Party hereto shall be entered in an involuntary bankruptcy case.

16.1.2.	In the event of a Force Majeure that lasts for more than six (6) calendar months and either Party finds it impossible or impractical to perform its obligations under this Agreement.

16.1.3.	If the other Party commits a material breach of any term of this Agreement and fails to cure such breach within the ninety (90) days following written notice of such breach from the non-breaching Party.

16.2	KNDD’s Rights. KNDD shall have the right to terminate this Agreement in the following cases (in addition to those set forth in Section 16.1):

16.2.1.	If, with respect to the Product: there is a withdrawal from the market of the Product due to (i) any decision, judgment, ruling or other requirement of the FDA, (ii) the issuance of a voluntary recall by FDA, or (iii) material safety concerns, in each case which could significantly impact the commercial viability of the Product.

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16.2.2.	KNDD shall have the right to terminate this Agreement immediately if the Product becomes the subject of any mass tort liability action or there are material health and public safety concerns.

16.3	SCNX’s Rights. SCNX shall have the right to terminate this Agreement in the following cases (in addition to those set forth in Section 16.1):

16.3.1.	Upon one hundred and twenty (120) days prior written notice to KNDD, SCNX shall have at its sole discretion, the right to terminate this Agreement if the value of the Product is compromised by an adverse and material change in market or other adverse and material business conditions (as evidenced by written records reasonably acceptable to KNDD). Unless otherwise mutually agreed in writing, SCNX shall not have a right to terminate under this Section 16.3.1 during the pendency of any dispute over SCNX’s right to terminate or KNDD’s response to evidence provided by SCNX under this Section 16.3.1.

16.3.2.	If, with respect to the Product: there is a withdrawal from the market of the Product due to (i) any decision, judgment, ruling or other requirement of the FDA, (ii) the issuance of a voluntary recall by FDA, or (iii) material safety concerns, in each case which could significantly impact the commercial viability of the Product.

16.3.3.	SCNX shall have the right to terminate this Agreement immediately if the Product becomes the subject of any mass tort liability action or there are material health and public safety concerns.

17.	EFFECTS OF TERMINATION

17.1	KNDD Right to Terminate. If KNDD is entitled to terminate this Agreement pursuant to Sections 16.1.1 or 16.1.3 (subject to applicable notice and cure periods), KNDD shall be permitted by written notice to SCNX to terminate this Agreement with the effects set forth in Section 17.4.

17.2	SCNX Right to Terminate. If SCNX is entitled to terminate this Agreement pursuant to Section 16.3.2 occurring prior to Launch; or Section 16.3.3, SCNX shall discuss in good faith with KNDD its ability to receive the grant of a license to SCNX for a different product in KNDD’s Development pipeline, under terms to be negotiated at the time of occurrence; the parties shall have a good faith discussion to apply any milestone payments paid by SCNX to KNDD for the Product to be used as a credit for any payments due to KNDD for the grant of the new license.

17.3	Should SCNX terminate this Agreement for any reason prior to KNDD receiving full payment for the NDA, within thirty (30) days of said notice of termination, SCNX shall assign the NDA back to KNDD.

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17.4	Termination or Expiration. Except as expressly stated in Sections 17.1 and 17.2, in the event of any expiration or termination of this Agreement, whether by SCNX or KNDD, the following shall apply:

17.4.1.	Except for the right of SCNX and its Affiliates to exercise their rights and perform their obligations under this Section 17.4, the licenses and other rights granted by KNDD to SCNX under KNDD’s Intellectual Property will terminate ;

17.4.2.	Any outstanding sublicenses under any of the licenses granted by KNDD to SCNX hereunder shall terminate unless otherwise agreed in writing by the sublicense and KNDD;

17.4.3.	All Commercialization activities of SCNX and its Affiliates and their sublicensees with respect to Products shall cease; provided, that SCNX and its Affiliates may, for up to six (6) months after termination, sell on a non-exclusive basis any existing inventory of Products in SCNX’s possession or control or delivered to SCNX under this Agreement following such expiration or termination, subject to SCNX’s payment obligations under Article 6;

17.4.4.	Without limiting any of the foregoing, the Parties shall cooperate to effect an orderly wind down and transition to KNDD or its designee of activities under this Agreement or otherwise related to the Product in accordance with Applicable Law and accepted pharmaceutical industry norms and ethical practices.

17.5	Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such expiration or termination, including damages arising from any breach under this Agreement or liabilities or obligations which accrued hereunder, in either case, prior to the effective date of such expiration or termination. Expiration or termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.

17.6	Survival. The following articles and sections, together with any sections that expressly survive or that are required to interpret such articles or sections, shall survive expiration or termination of this Agreement for any reason:

18.	APPLICABLE LAW; DISPUTES; JURISDICTION; JURY TRIAL

18.1	The validity, interpretation and execution of the Agreement, including the rights and liabilities of the Parties hereunder shall be governed by, and construed in accordance with the laws of the State of New York, except for any choice of laws rules that would result in the application of the laws of any other jurisdiction. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Party’s performance hereunder.

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18.2	Any dispute controversy or claim arising out of or relating to this Agreement, that cannot be settled in an amicable manner shall be submitted in the first instance to the Executive Officers of the Parties, who shall meet in person or by teleconference or videoconference to discuss the same within thirty (30) days of the receipt by one Party of formal written notice of dispute from the other Party. If the senior Executive Officers are unable to resolve the dispute within such time period, then each Party reserves its right to any and all remedies available under law or equity.

18.3	All disputes arising in connection with this Agreement that cannot be settled in an amicable manner or by senior executives from the Parties shall be exclusively settled and resolved by the United States federal courts located in the State of New York. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 16.1 of this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement.

18.4	Each Party hereto waives, to the extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, and each Party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver, and (ii) acknowledges that it and the other Party hereto has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 18.4.

19.	NOTICES

19.1	Any notices or other communications to be served or sent to either Party shall be in writing and shall be sufficiently sent if delivered in person, by registered prepaid airmail or address as set out below or such other fax number or address as such Party may notify in writing to the other Party from time to time.

If to SCNX	If to KNDD

20 Austin Blvd	_1513 Bull Lee Road
Commack NY	_Lexington, KY 40511
11725	Attn: General Manager
Attn: President and CEO
with a copy to:

Kindeva Drug Delivery
11200 Hudson Road
Woodbury, MN 55129
Attn: General Counsel

19.2	Any such notice shall be considered to have been given at the time when actually delivered or, in the case of a fax, on completion of the transmission or in any other event within seven (7) days after it was mailed in the manner provided above.

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20.	MISCELLANEOUS

20.1	Assignment. This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the Parties and may not be assigned or transferred by a Party (other than to an Affiliate) without the prior written consent of the other, except that such consent shall not be required on the part of either Party in connection with a Change of Control; provided, that the successor or assignee in such Change of Control assumes in writing all of the obligations imposed herein and; provided, further, that in the event of a Change of Control of KNDD, (1) assignee or successor makes a good faith offer to purchase SCNX’s rights solely with respect to the Product, which SCNX may choose to exercise in its sole discretion, and if the offer is not accepted by SCNX (2) that the successor or assignee in such Change of Control assumes in writing all of the obligations imposed herein. Any attempted assignment that does not comply with the terms of this Section 20 shall be void.

20.2	Entire Understanding. This Agreement is the entire understanding and agreement between KNDD and SCNX relating to the subject matter hereof and supersedes (except as provided herein) any and all prior arrangements, understandings and agreements between KNDD and SCNX whether written or oral relating thereto. No amendments, changes, or modifications of the terms of this Agreement shall be deemed valid and binding unless made in writing and signed by the duly authorized representative of each Party hereto.

20.3	Independent Contractors; Expenses. The KNDD and SCNX hereto agree that in connection with this Agreement the status of each of them in relation to the other is that of an independent contractor acting in its own name and for its own account. Accordingly, neither the KNDD nor SCNX have, or will be considered to have, any power of authority to act as an agent or representative of the other, nor have any power of authority to contract in the name, or create or assume any obligation or liability against, or otherwise legally bind the other in any way for any purpose, unless otherwise expressly provided herein, or otherwise agreed separately in writing. All costs and expenses connected with the activities and performance of each of KNDD and SCNX under this Agreement are to be borne solely by KNDD and SCNX, as each incurred such costs and expenses.

20.4	Non-waiver. The failure by any Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect the validity of this Agreement or any part hereof, or that KNDD’s and SCNX’s right thereafter to enforce or to exercise the same.

20.5	Severability. In case one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement. Instead, a provision shall be construed by limiting such provision to such extent as would nearly be possible to reflect the intent, purpose and economic effect of such, or, if such is not possible, by deleting such provision from this Agreement.

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20.6	English Language. This Agreement has been written and executed in the English language as used in the United States of America and shall be interpreted in accordance with the English language as used in the United States of America. Any translation by a Party into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

20.7	Injunctive Relief. Either Party may seek immediate injunctive or other interim equitable relief as necessary to enforce the terms of this Agreement, provided that such relief is sought exclusively from a court as provided in Article 18 hereof. The Parties hereto acknowledge and agree that any breach damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be entitled to obtain preliminary or injunctive relief and to enforce the terms of this Agreement by a decree of specific performance without payment of a bond or surety.

20.8	Third Party Rights. Nothing in this Agreement will be deemed to create any Third Party beneficiary rights in or on behalf of any other person or entity.

20.9	Further Actions and Documents. Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

20.10	Counterparts; Facsimile/PDF Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may also be executed via facsimile or PDF, which shall be deemed an original. Such counterparts may be exchanged by facsimile or PDF (provided that each executed counterpart is transmitted in one complete transmission or electronic mail message).

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Summit Biosciences, Inc.

By:	/s/ David Stevens
Name:	David Stevens
Title:	REASON: I approve this document
Date:	04 Mar 2025

Scienture, LLC

By:	/s/ Narasimhan Mani
Name:	Narasimhan Mani
Title:	President
Date:	March 4, 2025

[Signature Page to License Agreement]

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